Exhibit 99.1

Media Contact:	Investor Contact:

Kevin Gallagher	David Yntema
Gallagher Group Communications	Packeteer, Inc.
925.964.0905	408.873.4518
kevin@gg-comm.com	dyntema@packeteer.com
PACKETEER COMPLETES ACQUISITION OF TACIT NETWORKS
Cupertino, Calif. – May 16, 2006 - Packeteer® (Nasdaq: PKTR), the global leader in WAN Application Optimization, today announced that it has completed the acquisition of Tacit Networks, a technology leader providing complete branch office infrastructure solutions for organizations pursuing server, storage and resource consolidation to meet cost, security and regulatory compliance objectives. This acquisition will position Packeteer as a leading supplier in the large and fast growing market segment for “branch office box” solutions that deliver network services, network data reduction and file and bulk data caching for an estimated four million branch offices worldwide.
About Packeteer
Packeteer, Inc. (NASDAQ: PKTR), is the global market leader in WAN Optimization and Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer at +1 (408) 873-4400 or visit the company’s website at www.packeteer.com.
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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenues, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development benefits that can be obtained from the Tacit acquisition and the impact on Packeteer’s future combined financial performance, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers, our ability to successfully negotiate and integrate proposed acquisitions, and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange
Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.